EXHIBIT 10.5
THIS COAL SALES ORDER (“Order”) dated April 18, 2007 confirms sale of coal by Westmoreland Resources, Inc. (“WRI”) to Red Trail Energy, LLC (“Buyer”) pursuant to the following terms and conditions.

ORDER NUMBER:	Red Trail WRI-#001-2007

SOURCE:	The source of the coal to be delivered hereunder shall be from the Westmoreland Resources, Inc. (“WRI”) Absaloks Mine, located at Sarpy Creek Montana.

TERM:	April 18, 2007 through May 31, 2007.

QUANTITY:	For the period April 18 through May 31, 2007, Buyer will purchase and WRI shall sell two unit trains of coal from the WRI’s Absaloka Mine.

The total quantity of coal delivered during April 18 through May 31, 2007 will not exceed 25,000 tons.

For purposes of this Order, a “ton” shall mean 2,000 pounds avoirdupois.

DELIVERY DATE & SCHEDULE:	Buyer and WRI shall coordinate and agree upon the delivery schedule in a prompt manner based on the needs of Buyer and availability of coal at the Absaloka Mine.

POINT OF DELIVERY:	The Point of Delivery for coal sold hereunder shall be F.O.B. Mine, loaded into Buyer provided railcars. All title and risk of loss shall transfer to Buyer upon loading into railcars.

PRICE:	US $**** per ton FOB Mine (“the Price”).

QUALITY:	Typical coal quality specifications are set forth below. Buyer acknowledges that the quality of actual coal deliveries may vary based on industry standards from the typical specifications below. All qualities below are on as As-Received basis.

Absaloka Mine
Btu/lb	8,875
Sulfur	0.64%
Na20 in Ash	2.00%
Ash	9.50%

The size of the coal provided hereunder shall be two inch by zero inch (2” x 0”) with a maximum oversize of ten percent (10%). WRI will use commercially reasonable efforts to maintain a top size not to exceed three inches (3”).

BILLING:	Buyer will be invoiced for coal to the address shown below unless Buyer otherwise advises WRI in writing of a different address to which invoices should be mailed:

P.O. Box 11
Richardton, ND 58652
Telephone #: 701-974-3308
Telefax #: 701-974-3309

PAYMENT:	Buyer shall pay invoices within ten (10) days after the date of the invoice at the address provided on the invoices, including by wire if requested by WRI. Invoices will be sent every two weeks.

WEIGHTS;	The weight of the coal shall be determined by WRI at the Mine by certified commercial weigh scale(s).
****Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

GENERAL TERMS AND CONDITIONS: The General Terms and Conditions are as attached.

SALES AGENT:	Westmoreland Coal Sales Company shall be the exclusive sales agent for and on behalf of WRI for all purposes under this Order.
IN WITNESS WHEREOF, the parties hereto have caused this Order to be executed in duplicate by their duly authorized representatives as of the day and year first above written.

Buyer:	Red Trail Energy, LLC

	By: Title:	/s/ Mick J. Miller President

WRI:	Westmoreland Resources, Inc.

	By: Title:	/s/ Thomas L. Rossetto President
****Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

GENERAL TERMS AND CONDITIONS
1.	Title to and risk of loss of the coal shall pass to Buyer at the Point of Delivery.

2.	The term “force majeure” shall mean any cause beyond the control of the party affected thereby, such as acts of God, strike, lockout, labor dispute, labor shortage, fire, flood, war, riot, explosion, accident, car shortage, embargo, contingencies of transportation, inability to secure supplies or fuel or power. Breakdown of machinery or apparatus, regulation or rule or law of any governmental authority, or any other cause, whether similar or dissimilar to the aforestated causes and whether or not foreseen or foreseeable by the parties. which wholly or partially prevents, interrupts or delays the performance by WRI or Buyer of their respective obligations under this Order. A force majeure event affecting any of WRI’s suppliers, including its mining contractor, shall be considered a force majeure event affecting WRI. Settlement of a strike, lockout or other labor dispute shall be deemed beyond the control of the party claiming excuse thereby regardless of the cause of, or the ability of such party to settle, such dispute.

If because of force majeure either Buyer or WRI is unable to carry out its obligations under this Order, except obligations to pay money to the other party, then the obligations of such party shall be suspended to the extent made necessary by such force majeure and during its continuance, provided such force majeure is eliminated insofar as possible and economically practicable with all reasonable dispatch. Any deficiency in coal tonnage to be delivered under this Order caused by such force majeure shall not be made up except by mutual consent of Buyer and WRI.

3.	The coal sold hereunder may not be used at, or reconsigned to, any location other than Buyer’s facility, without the prior written consent of WRI.

4.	WRI shall provide for sampling and analysis of the coal at the Mine in accordance with ASTM standards. Buyer shall have the right to have a representative present during sampling at any and all times to observe the sampling process. WRI will provide to Buyer one ASTM sample for each train load, and WRI shall also provide by email to Buyer an electronic copy of WRl’s quality analysis for each train load.

5.	Failure of the Buyer to pay for coal delivered in accordance with the terms hereof shall give WRI the option to (a) suspend further shipments until all previous shipments are paid for, or (b) cancel the Order upon written notice to Buyer, provided that Buyer shall have a thirty (30) day cure period after receipt of a notice of cancellation hereunder. if in the judgment of WRI, Buyer’s ability to perform hereunder has become impaired, WRI shall have the right, upon notice to Buyer, to suspend further shipments until WRI receives adequate assurance of Buyer’s performance, If such security is not furnished within ten (10) days after receipt of such notice. WRI shall have the right to cancel this Order upon notice to Buyer.

6.	This Order shall not be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, either party may assign this Order without such consent to a parent company, or any other affiliate of the assigning party, or for purposes of securing indebtedness. but assignor shall continue to be liable for its performance hereunder.

7.	A party’s failure to insist in any one or more instances upon strict performance of a provision of, or to take advantage of any of its rights under this Order shall not be construed as a waiver of such provision or right. No default of either party to this Order in the performance of any of its covenants or obligations herounder, except the obligation for payment, shall result in a right to the other party to cancel this contract unless such defaulting party shall fail to correct the default within thirty (30) days after written notice of claim of such default has been given by the party claiming such default.

8.	Notice sent by facsimile, first class, certified or registered U.S. Mail, or a reputable over night courier service, addressed to the party to whom such notice is given, at the address of such party stated in this Order or to such other address (or facsimile number) as such party may designate, shall be deemed sufficient notice in any case requiring notice under this Order.

9.	EXCEPT AS EXPRESSLY STATED IN THIS ORDER, WRI MAKES NO WARRANTIES, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, ARISING FROM A COURSE OF DEALING, USAGE OF TRADE, OR OTHERWISE, REGARDING MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, QUALITY, QUANTITY, OR OTHERWISE, Neither party shall be liable for any punitive, special, incidental or consequential damages (including without limitation, loss of profits or overhead), based upon breach of warranty or of contract, negligence or any other theory of legal liability arising out of this Order; provided, however, such limitation regarding incidental or consequential damages shall not apply to any liability for third party claims for which WRI has indemnified Buyer pursuant to paragraph 12 below, to the extent that Buyer has liability for such incidental or consequential damages.

10.	The terms and conditions set forth in this Order are considered by both Buyer and WRI to be CONFIDENTIAL. Neither party shall disclose any such information to any third party without the advance written consent of the other party, except where such disclosure may be required by law (including by rule or order of the Securities and Exchange Commission) or is necessary to assert a claim or defense in judicial or administrative proceedings, in which event the party desiring to make the disclosure shall advise the other party in advance in writing and shall cooperate to the extent practicable to minimize the disclosure of any such information. If a party believes that any disclosure of the terms of this Order are required by law, such party shall (i) provide prompt written notice to the other party, and (ii) take such steps are reasonably available to minimize the disclosure of the terms of this Order.

11.	This Order shall be governed in all respects by the law of the State of Montana, without regard to its choice of laws provisions.
****Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

12.	WRI shall be (i) liable to Buyer for, and (ii) indemnify and save harmless Buyer from and against any and all claims made or brought by any third party in respect of, any damage, caused by the negligent acts or omissions of WRI, to (a) Buyer’s or its contracted rail carriers’ equipment while on WRI’s property except to the extent such damage is caused by the negligence of Buyer or its contracted rail carrier, end (b) Buyer’s equipment, including mobile railcars and stationary equipment at Buyer’s coal combustion facility, to the extent said equipment is damaged due to non-coal material having been interspersed with the coal prior to leaving WRI’s mine property.

13.	This Order contains the entire agreement of the parties, is expressly limited to the terms and conditions specifically set forth or incorporated by reference herein, supersedes all prior communications between the parties regarding the subject matter of this Order and shall be amended or modified only by agreement of the parties in writing. Should any provision of this Order for any reason be declared invalid or unenforceable by an order of any court having jurisdiction, such decision shall not affect the validity or enforceability of the remaining provisions of this Order, and such provisions shall remain in full force and effect as if this Order had been executed without the invalid or unenforceable provision.
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****Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.